Exhibit 99.1

BMHC ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS

Company Reports Second Quarter Record Sales and Net Income

SAN FRANCISCO (July 25, 2006) - Building Materials Holding Corporation (Nasdaq: BMHC), a leading provider of construction services and building materials to professional residential builders and contractors, today reported sales for the second quarter of 2006 increased 31% to $922 million from $702 million in the same quarter a year ago. For the six months ended June 30, 2006, sales increased 42% to $1.8 billion from $1.3 billion in the same period of 2005.

Net income for the second quarter of 2006 was $34.2 million or $1.16 per share compared to $33.3 million or $1.14 per share in the same quarter a year ago. The second quarter included a $2.2 million, or $0.05 per share, impairment charge for goodwill and certain intangibles at our SelectBuild operations. For the six months ended June 30, 2006, net income was $62.2 million or $2.10 per share compared to $54.5 million or $1.87 per share in the same period of 2005.

Robert E. Mellor, Chairman, President and Chief Executive Officer, stated, “Sales and net income for the quarter topped our record results for the same period last year. We were pleased to have achieved an increase in net income despite a slowdown in the overall housing industry. Our growth in the second quarter reflects market share gains from recent acquisitions, as mixed regional results from continuing operations largely offset one another. During the quarter, we focused on the integration of our recent acquisitions, which have served to further extend our operations. We are pleased that our growing range of construction services and our geographic diversity are helping to insulate BMHC from some of the impact of regional market variations in homebuilding activity.”

Segment Financial Performance
(thousands)

SelectBuild
	Three Months Ended June 30		$	%	Six Months Ended June 30		$	%
	2006	2005	Change	Change	2006	2005	Change	Change
Sales	$501,931	$303,635	$198,296	65%	$1,000,229	$545,877	$454,352	83%

Income from operations	$47,098	$36,756	$10,342	28%	$93,173	$65,288	$27,885	43%

For the second quarter, SelectBuild sales increased 65% to $502 million from $304 million in the same period of 2005. Acquisitions not present in the same period of 2005 represented sales of $215 million for the quarter. Sales from comparable operations were down 6%, with particular weakness in our Southeast region.

For the six months ended June 30, sales increased 83% to $1.0 billion from $546 million in the same period of 2005. Acquisitions not present in the same period of 2005 represented sales of $439 million for the six month period. Sales from comparable operations were up 3%.

For the second quarter, SelectBuild income from operations increased 28% to $47.1 million from $36.8 million in the same period of 2005. This increase was due to acquisitions not present in the same period.

For the six months ended June 30, income from operations increased 43% to $93.2 million from $65.3 million in the same period of 2005. Income from comparable operations was down for both the quarter and the six month period as selling, general and administrative expenses were higher due to compensation expenses for additional personnel to support the segment’s expanding operations.

BMC West
	Three Months Ended June 30		$	%	Six Months Ended June 30		$	%
	2006	2005	Change	Change	2006	2005	Change	Change
Sales	$420,061	$397,886	$22,175	6%	$806,320	$728,572	$77,748	11%

Income from operations	$39,178	$41,030	$(1,852)	(5)%	$69,724	$69,905	$(181)	─

For the second quarter, BMC West sales increased 6% to $421 million from $398 million in the same period of 2005. The increase was due to acquisitions not present in the same period.

For the six months ended June 30, sales increased 11% to $806 million from $729 million in the same period of 2005. Sales from comparable operations increased 7% or $53 million. Sales were higher in our Texas, Intermountain and Northwest regions, while the California and Colorado regions were lower compared to the same period a year ago.

For the second quarter, BMC West income from operations decreased 5% to $39.2 million from $41.0 million in the same period of 2005.

For the six months ended June 30, income from operations was down slightly to $69.7 million from $69.9 million in the same period of 2005. Selling, general and administrative expenses were higher for both the quarter and the six month period due to compensation expenses for additional personnel to support higher volume.

Corporate
	Three Months Ended June 30		$	%	Six Months Ended June 30		$	%
	2006	2005	Change	Change	2006	2005	Change	Change
Corporate general and administrative	$21,959	$16,894	$5,065	30%	$44,194	$33,993	$10,201	30%

Corporate general and administrative expenses support the operations of our business segments, SelectBuild and BMC West. These expenses as a percent of sales held steady at 2.4% in the second quarter. For the six months ended June 30, these expenses as a percent of sales improved to 2.4% from 2.7% for the same period of 2005.

Conference Call and Webcast
BMHC will host a conference call and audio webcast today at 9 a.m. Pacific Time (12:00 noon Eastern Time) to discuss financial results for the second quarter ended June 30, 2006. The conference call may be accessed by dialing 800-329-9097 (Domestic), or 617-614-4929 (International). The required pass code for the live conference call is “31785112”. A replay will be available through Tuesday, August 1, 2006 by dialing 888-286-8010 (Domestic), or 617-801-6888 (International). The required pass code for the replay is "53971377." The live conference call and replay can also be accessed via audio webcast at BMHC’s website at www.bmhc.com. The archive of the webcast will be available for 90 days following the conclusion of the teleconference.

About BMHC
BMHC, a Fortune 1000 company, is one of the largest providers of residential construction services and building materials in the United States. We serve the homebuilding industry through two subsidiaries: SelectBuild provides construction services to high-volume production homebuilders in key growth markets across the country; BMC West distributes building materials and manufactures building components for professional builders and contractors in the western and southern states. BMHC was recently named to the Forbes Platinum 400, also known as America’s Best Big Companies, and was selected Pro Dealer of the Year by Home Channel News. To learn more about BMHC, visit our website at www.bmhc.com.

BUSINESS RISKS AND FORWARD-LOOKING STATEMENTS
There are a number of business risks and uncertainties that affect our operations and therefore could cause future results to differ from past performance or expected results. Additional information regarding business risks and uncertainties is contained in Item 1A of our most recent Form 10-K. These risks and uncertainties may include, but are not limited to:

•	demand for single-family homes which is influenced by changes in the overall condition of the U.S. economy, including interest rates, job formation, consumer confidence and other important factors;
•	our business model;
•	integration of acquired businesses may not result in anticipated cost savings and revenue synergies being fully realized or may take longer to realize than expected;
•	our ability to identify and acquire suitable acquisition candidates;
•	availability of and our ability to attract, train and retain qualified individuals;
•	implementation of cost structures that align with revenue growth;
•	changes in the business models of our customers;
•	fluctuations in our costs and availability of sourcing channels for commodity wood products, concrete, steel and other building materials;
•	intense competition;
•	weather conditions, including natural catastrophic events;
•	construction defect and product liability claims as well as other legal proceedings;
•	disruptions in our information systems;
•	actual and perceived vulnerabilities as a result of terrorist activities and armed conflict;
•	changes to various federal, state and other regulations; and
•	numerous other matters of a local and regional scale, including those of a political, economic, business, competitive or regulatory nature.

Risks related to our shares include, but are not limited to:
•	share price fluctuations and
•	potential share price limitations due to anti-takeover defenses in our governing documents and certain provisions under Delaware law.

Certain statements made in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about our expectations, anticipated financial results and future business prospects are forward-looking statements. While these statements represent our current judgment on what the future may hold and we believe these judgments are reasonable, these statements involve risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements. These factors include, but are not limited to the risks and uncertainties cited in the above paragraph. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date of this news release. We undertake no obligation to update forward-looking statements.

CONTACTS:

Bill Smartt	Mark Kailer
Senior Vice President and	Vice President, Treasurer and
Chief Financial Officer	Investor Relations
(415) 627-9100	(415) 627-9100

(Tables Follow)

Building Materials Holding Corporation
Consolidated Statements of Income
(thousands, except per share data)
(unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
Sales
Construction services	$560,323	$356,889	$1,109,078	$636,934
Building products	361,669	344,632	697,471	637,515
Total sales	921,992	701,521	1,806,549	1,274,449

Costs and operating expenses
Cost of goods sold
Construction services	452,467	289,889	900,681	517,373
Building products	264,365	253,779	511,243	469,427
Impairment of assets	2,237	463	2,237	463
Selling, general and administrative expenses	139,105	97,349	275,971	187,342
Other income, net	(499)	(851)	(2,286)	(1,356)
Total costs and operating expenses	857,675	640,629	1,687,846	1,173,249

Income from operations	64,317	60,892	118,703	101,200

Interest expense	6,465	3,350	12,055	6,548

Income before income taxes and minority interests	57,852	57,542	106,648	94,652

Income taxes	20,520	20,420	38,330	33,381

Minority interests income, net of income taxes	(3,157)	(3,808)	(6,074)	(6,809)

Net income	$34,175	$33,314	$62,244	$54,462

Net income per share:
Basic	$1.20	$1.19	$2.18	$1.96
Diluted	$1.16	$1.14	$2.10	$1.87

Building Materials Holding Corporation
Consolidated Balance Sheets
(thousands, except share data)
(unaudited)

	June 30 2006	December 31 2005		June 30 2006	December 31 2005
Assets			Liabilities, Minority Interests and Shareholders’ Equity
Cash and cash equivalents	$37,885	$30,078	Accounts payable	$176,447	$146,627
Marketable securities	1,917	3,645	Accrued compensation	59,086	65,928
Receivables, net of allowances of $5,010 and $3,756	404,691	363,527	Insurance deductible reserves	33,075	21,872
Inventory	198,846	168,282	Other accrued liabilities	89,396	51,579
Unbilled receivables	82,695	56,128	Billings in excess of costs and estimated earnings	53,721	33,799
Deferred income taxes	6,747	5,768	Current portion of long-term debt	13,804	10,131
Prepaid expenses and other	9,731	6,967
Total current assets	742,512	634,395	Total current liabilities	425,529	329,936

			Deferred income taxes	6,177	6,911
Property and equipment			Insurance deductible reserves	22,330	20,753
Land	49,138	47,328	Long-term debt	339,223	278,169
Buildings and improvements	127,882	118,556	Other long-term liabilities	39,156	30,689
Equipment	183,865	166,633	Total liabilities	832,415	666,458
Construction in progress	18,530	9,485
Accumulated depreciation	(131,280)	(121,525)	Minority interests	11,746	14,006
Marketable securities	34,724	28,875
Deferred loan costs	4,674	3,616	Commitments and contingent liabilities	─	―
Other long-term assets	29,362	20,465
Other intangibles, net	75,162	55,227	Shareholders’ equity
Goodwill	244,425	187,470	Common shares, $0.001 par
Total assets	$1,378,994	$1,150,525	value: authorized 50 million
			shares; issued and outstanding 28,995,803 and 28,758,580 shares	29	29
			Additional paid-in capital	148,398	143,780
			Unearned compensation	─	(2,698)
			Retained earnings	384,914	328,463
			Accumulated other comprehensive income, net	1,492	487
			Total shareholders’ equity	534,833	470,061

			Total liabilities, minority interests and shareholders' equity	$1,378,994	$1,150,525

Building Materials Holding Corporation
Segment Information
(thousands)
(unaudited)
	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Sales
SelectBuild	$501,931	$303,635	$1,000,229	$545,877
BMC West	420,061	397,886	806,320	728,572
	$921,992	$701,521	$1,806,549	$1,274,449

Income from operations
SelectBuild	$47,098	$36,756	$93,173	$65,288
BMC West	39,178	41,030	69,724	69,905
Corporate and other	(21,959)	(16,894)	(44,194)	(33,993)
	$64,317	$60,892	$118,703	$101,200

We evaluate our results of operations including and excluding acquisitions. We believe a presentation of sales and income from operations excluding recent acquisitions enhances an understanding of the acquisitions as well as comparable operations for the respective periods.

A reconciliation of sales and income from operations before recent acquisitions for the three and six months ended June 30, 2006 and 2005 is provided in the following table:
	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Sales
SelectBuild	$501,931	$303,635	$1,000,229	$545,877
Less: Acquisitions	(215,400)	―	(439,164)	―
	286,531	303,635	561,065	545,877

BMC West	420,061	397,886	806,320	728,572
Less: Acquisitions	(16,768)	―	(24,319)	―
	403,293	397,886	782,001	728,572
	$689,824	$701,521	$1,343,066	$1,274,449

Income from operations
SelectBuild	$47,098	$36,756	$93,173	$65,288
Less: Acquisitions income	(17,800)	―	(35,623)	―
	29,298	36,756	57,550	65,288

BMC West	39,178	41,030	69,724	69,905
Less: Acquisitions income	(143)	―	(425)	―
	39,035	41,030	69,299	69,905

Corporate and other	(21,959)	(16,894)	(44,194)	(33,993)
	$46,374	$60,892	$82,655	$101,200